Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Carol Schumacher 479-277-1498
Media Relations Contact	Mike Beckstead 479-277-9558
John Simley 800-331-0085

Pre-recorded Conference Call
800-778-6902 (U.S. and Canada)
585-219-6420 (All other countries)

Walmart Second Quarter Earnings Exceed Consensus Estimates

BENTONVILLE, Ark., Aug. 13, 2009 – Wal-Mart Stores, Inc. (NYSE: WMT) today reported diluted earnings per share from continuing operations for the second quarter of fiscal year 2010 of $0.88, at the top of the company’s guidance of $0.83 to $0.88. The effect of currency exchange rates reduced earnings by approximately $0.04 per share. Walmart earned $0.86 per share from continuing operations in the second quarter last year.

Net sales for the second quarter were $100.082 billion, a decrease of 1.4 percent from $101.546 billion in the second quarter last year. Without the negative impact of currency exchange rates equal to $4.199 billion, net sales for the quarter increased 2.7 percent to approximately $104.281 billion on a constant currency basis (which assumes currency exchange rates remained the same as the prior year). Income from continuing operations increased to $3.449 billion from $3.401 billion in the same period last year.

“Our earnings exceeded consensus estimates and were at the top of our guidance,” said Mike Duke, Walmart president and chief executive officer. “We are pleased with the performance of our operations around the world. We believe that our comparable store sales continued to outperform the retail sector almost everywhere we do business.

“In a sales environment more difficult than we expected, we managed our operations in a disciplined manner. Our U.S. segments delivered strong inventory performance, which contributed to the company’s healthy increase in year-over-year earnings,” Duke said. “We are accelerating our focus on reducing our expenses.

“Customers around the world are forced to do more with less and they rely on Walmart to help them save money,” Duke added. “The improvements in our stores are attracting new customers and keeping the loyalty of the millions who shop with us. We are confident about Walmart’s long-term future and ability to build on its leadership position.”

Net Sales

Net sales were as follows (dollars in billions):

	Three Months Ended July 31,			Six Months Ended July 31,
	2009	2008	Percent Change	2009	2008	Percent Change
Net Sales:
Walmart U.S.	$64.209	$63.989	0.3%	$125.453	$122.980	2.0%
International	23.965	25.257	-5.1%	45.228	49.184	-8.0%
Sam’s Club	11.908	12.300	-3.2%	22.872	23.424	-2.4%

Total Company	$100.082	$101.546	-1.4%	$193.553	$195.588	-1.0%

Reported International sales for the three months ended July 31, 2009 were reduced by the effect of currency exchange rates equal to approximately $4.199 billion. On a constant currency basis, International sales increased 11.5 percent to $28.164 billion in the second quarter, compared to the same quarter last year.

Segment Operating Income

Segment operating income, which is defined as operating income for each operating segment, was as follows (dollars in billions):

	Three Months Ended July 31,			Six Months Ended July 31,
	2009	2008	Percent Change	2009	2008	Percent Change
Segment Operating Income:
Walmart U.S.	$4.901	$4.667	5.0%	$9.365	$8.987	4.2%
International	1.143	1.218	-6.2%	2.023	2.268	-10.8%
Sam’s Club	0.419	0.441	-5.0%	0.812	0.834	-2.6%

Reported International operating income for the three months ended July 31, 2009 was reduced by $237 million as a result of the effect of currency exchange rates. On a constant currency basis, International operating income increased 13.3 percent to $1.380 billion in the second quarter, compared to the second quarter last year.

Comparable Store Sales

The company reports U.S. comparable store sales in this earnings release based on its 13-week retail calendar, ending July 31, as follows:

	Without Fuel		With Fuel		Fuel Impact
	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirteen Weeks Ended
	07/31/09	08/01/08	07/31/09	08/01/08	07/31/09	08/01/08

Walmart U.S.	-1.5%	4.4%	-1.5%	4.4%	0.0%	0.0%
Sam’s Club	0.6%	4.1%	-4.3%	7.6%	-4.9%	3.5%

Total U.S.	-1.2%	4.3%	-1.9%	4.9%	-0.7%	0.6%

	Without Fuel		With Fuel		Fuel Impact
	Twenty-Six Weeks Ended		Twenty-Six Weeks Ended		Twenty-Six Weeks Ended
	07/31/09	08/01/08	07/31/09	08/01/08	07/31/09	08/01/08

Walmart U.S.	1.0%	3.2%	1.0%	3.2%	0.0%	0.0%
Sam’s Club	2.3%	3.5%	-2.5%	6.6%	-4.8%	3.1%

Total U.S.	1.2%	3.2%	0.4%	3.7%	-0.8%	0.5%

Data in the condensed consolidated financial statements included in this news release are based on the calendar quarters ending July 31.

Guidance

“Our performance this quarter has been good, despite headwinds from price deflation, the effects of the recession and currency exchange rates,” said Tom Schoewe, Walmart executive vice president and chief financial officer. “We’re proud that Walmart reported a year-over-year increase in earnings this quarter.

“In addition, we generated approximately $4.2 billion in free cash flow during the first half of the year,” Schoewe added. “Walmart remains strong financially, with a solid balance sheet, great access to capital markets and a double-A rating. Plus, we are one of the few Dow 30 companies so far to report a year-over-year earnings increase this quarter.”

A reconciliation of free cash flow (a non-GAAP measure) is attached at the end of this release.

“Based on our view of the economy and our continued focus on managing expenses and productivity, we are updating our guidance for earnings per share from continuing operations this year to a range of $3.50 to $3.60, from $3.45 to $3.60,” Schoewe added. “We expect earnings per share from continuing operations for the third quarter of fiscal year 2010 to be between $0.78 and $0.82, including a three-cent negative impact from currency exchange rates.”

Walmart U.S. expects comparable store sales during the 13-week period from Saturday, Aug. 1 through Friday, Oct. 30 to be between flat and two percent. Sam’s Club expects comparable club sales during the same period to be flat, plus or minus one percent. The company will report these operating segments’ comparable store sales result and the total U.S. aggregate comparable store sales result for that period when it reports third quarter earnings on Nov. 12.

Notes

Effective Feb. 1, 2009, the company adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51.” This standard requires modifications to financial statement presentation for minority interests in subsidiaries, now referred to as noncontrolling interests. These changes are reflected in Walmart’s second quarter condensed consolidated financial statements included in this release. As a result, all references to income from continuing operations or earnings per share from continuing operations in this release refer to income from continuing operations attributable to Walmart, or diluted income per share from continuing operations attributable to Walmart, respectively.

In addition to these changes, beginning Feb. 1, 2009, the company changed the classification of certain revenue and expense items within the financial statements. These changes are reflected in the second quarter condensed consolidated statements of income for all periods presented and did not have an impact on the company’s consolidated operating or net income.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 800-778-6902, or 585-219-6420 outside the U.S. and Canada. Information included in this release, including reconciliations, and the pre-recorded phone call is available in the investor information area on the company’s Web site at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at more than 8,000 retail units under 53 different banners in 15 countries. With fiscal year 2009 sales of $401 billion, Walmart employs more than 2.1 million associates worldwide. A leader in sustainability, corporate philanthropy and employment opportunity, Walmart ranked first among retailers in Fortune Magazine’s 2009 Most Admired Companies survey. Additional information about Walmart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

This release contains statements as to Walmart management’s forecasts of the company’s earnings per share for the fiscal year to end January 31, 2010 and the fiscal quarter to end October 31, 2009 and the comparable store sales of each of the Walmart U.S. and Sam’s Club segments of the company for the 13-week period from August 1 through October 30, 2009, that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. These statements can be identified by the use of the word or phrase “guidance” or “expect,” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions, the cost of goods, competitive pressures, geopolitical events and conditions, levels of unemployment, levels of consumer disposable income, changes in laws and regulations, consumer credit availability, inflation, deflation, consumer spending patterns and debt levels, currency exchange rate fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, financial and capital market conditions, developments in litigation to which the company is a party, weather conditions, damage to the company’s facilities from natural disasters, regulatory matters and other risks. The company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

# # #

Ed. Note: Wal-Mart Stores, Inc. is the legal trade name of the corporation. The name “Walmart,” expressed as one word and without punctuation, is a trademark of the company and is used analogously to describe the company and its stores. Use the trade name when it is necessary to identify the legal entity, such as when reporting financial results, litigation or corporate governance.

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended July 31,		Six Months Ended July 31,
(Amounts in millions except per share data)	2009	2008	2009	2008
Revenues:
Net sales	$100,082	$101,546	$193,553	$195,588
Membership and other income	828	796	1,599	1,694

	100,910	102,342	195,152	197,282

Costs and expenses:
Cost of sales	75,153	77,118	145,541	148,490
Operating, selling, general and administrative expenses	19,875	19,411	38,512	37,662

Operating income	5,882	5,813	11,099	11,130

Interest:
Debt	447	450	895	938
Capital leases	68	77	138	149
Interest income	(42)	(71)	(93)	(135)

Interest, net	473	456	940	952

Income from continuing operations before income taxes	5,409	5,357	10,159	10,178

Provision for income taxes	1,853	1,826	3,456	3,496

Income from continuing operations	3,556	3,531	6,703	6,682
(Loss) income from discontinued operations, net of tax	(7)	48	(15)	41

Consolidated net income	3,549	3,579	6,688	6,723
Less consolidated net income attributable to noncontrolling interest	(107)	(130)	(224)	(252)

Consolidated net income attributable to Walmart	$3,442	$3,449	$6,464	$6,471

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,556	$3,531	$6,703	$6,682
Less consolidated net income attributable to noncontrolling interest	(107)	(130)	(224)	(252)

Income from continuing operations attributable to Walmart	$3,449	$3,401	$6,479	$6,430

Basic net income per common share:
Basic income per share from continuing operations attributable to Walmart	$0.89	$0.86	$1.66	$1.63
Basic (loss) income per share from discontinued operations attributable to Walmart	(0.01)	0.01	—	0.01

Basic net income per share attributable to Walmart	$0.88	$0.87	$1.66	$1.64

Diluted net income per common share:
Diluted income per share from continuing operations attributable to Walmart	$0.88	$0.86	$1.65	$1.62
Diluted income per share from discontinued operations attributable to Walmart	—	0.01	—	0.01

Diluted net income per share attributable to Walmart	$0.88	$0.87	$1.65	$1.63

Weighted-average number of common shares:
Basic	3,891	3,945	3,905	3,951
Diluted	3,900	3,958	3,915	3,962

Dividends declared per common share	$—	$—	$1.09	$0.95

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	July 31,		January 31,
	2009	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$7,997	$6,903	$7,275
Receivables	3,684	3,221	3,905
Inventories	33,861	35,365	34,511
Prepaid expenses and other	3,336	3,311	3,063
Current assets of discontinued operations	147	974	195

Total current assets	49,025	49,774	48,949

Property and equipment, at cost:
Property and equipment, at cost	133,070	126,289	125,820
Less accumulated depreciation	(35,707)	(31,335)	(32,964)

Property and equipment, net	97,363	94,954	92,856

Property under capital lease:
Property under capital lease	5,583	5,740	5,341
Less accumulated amortization	(2,759)	(2,645)	(2,544)

Property under capital lease, net	2,824	3,095	2,797

Goodwill	16,149	16,400	15,260
Other assets and deferred charges	3,581	2,672	3,567

Total assets	$168,942	$166,895	$163,429

LIABILITIES AND EQUITY
Current liabilities:
Commercial paper	$1,122	$4,347	$1,506
Accounts payable	28,797	29,912	28,849
Dividends payable	2,073	1,927	—
Accrued liabilities	16,706	15,607	18,112
Accrued income taxes	1,162	555	677
Long-term debt due within one year	6,959	2,180	5,848
Obligations under capital leases due within one year	336	324	315
Current liabilities of discontinued operations	41	77	83

Total current liabilities	57,196	54,929	55,390

Long-term debt	33,579	34,168	31,349
Long-term obligations under capital leases	3,246	3,544	3,200
Deferred income taxes and other	5,773	5,386	6,014
Redeemable noncontrolling interest	326	—	397

Commitments and contingencies

Equity:
Common stock and capital in excess of par value	4,173	3,986	4,313
Retained earnings	63,153	57,883	63,660
Accumulated other comprehensive (loss) income	(318)	4,924	(2,688)

Total Walmart shareholders’ equity	67,008	66,793	65,285

Noncontrolling interest	1,814	2,075	1,794

Total equity	68,822	68,868	67,079

Total liabilities and equity	$168,942	$166,895	$163,429

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Six Months Ended July 31,
	2009	2008
Cash flows from operating activities:
Consolidated net income	$6,688	$6,723
Loss (gain) from discontinued operations, net of tax	15	(41)

Income from continuing operations	6,703	6,682
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	3,457	3,366
Other	(246)	219
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease in accounts receivable	575	578
Decrease in inventories	1,394	95
Decrease in accounts payable	(1,131)	(150)
Decrease in accrued liabilities	(857)	(626)

Net cash provided by operating activities	9,895	10,164

Cash flows from investing activities:
Payments for property and equipment	(5,744)	(5,074)
Proceeds from disposal of property and equipment	172	492
Investment in international operations, net of cash acquired	—	(74)
Other investing activities	(176)	129

Net cash used in investing activities	(5,748)	(4,527)

Cash flows from financing activities:
Decrease in commercial paper, net	(654)	(639)
Proceeds from issuance of long-term debt	2,956	4,648
Payment of long-term debt	(95)	(4,061)
Dividends paid	(2,129)	(1,878)
Purchase of Company stock	(2,792)	(2,184)
Purchase of redeemable noncontrolling interest	(456)	—
Other financing activities	(264)	(266)

Net cash used in financing activities	(3,434)	(4,380)

Effect of exchange rates on cash	9	115

Net increase in cash and cash equivalents	722	1,372
Cash and cash equivalents at beginning of year (1)	7,275	5,569

Cash and cash equivalents at end of period (2)	$7,997	$6,941

(1)	Includes cash and cash equivalents of discontinued operations of $77 million at January 31, 2008.
(2)	Includes cash and cash equivalents of discontinued operations of $38 million at July 31, 2008.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We generated positive free cash flow of $4.2 billion and $5.1 billion for the six months ended July 31, 2009 and 2008, respectively.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow is an important financial measure for use in evaluating the Company’s financial performance, which measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statement of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by another company to calculate its free cash flow before comparing our free cash flow to that of such other company.

The following table reconciles net cash provided by operating activities, a GAAP measure, to free cash flow, a non-GAAP measure.

	Six Months Ended
(Amounts in millions)	July 31, 2009	July 31, 2008

Net cash provided by operating activities	$9,895	$10,164
Payments for property and equipment	(5,744)	(5,074)

Free cash flow	$4,151	$5,090

Net cash used in investing activities	$(5,748)	$(4,527)

Net cash used in financing activities	$(3,434)	$(4,380)